SECURITIES AND EXCHANGE COMMISSION

                      Washington, D. C.    20549


                               FORM 8-K

                            CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934

                    Date of Report: April 8, 1994
                  (Date of earliest event reported)


              MINNESOTA MINING AND MANUFACTURING COMPANY
        (Exact name of registrant as specified in its charter)


                           File No. 1-3285
                       (Commission File Number)



           Delaware                        41-0417775
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)       Identification Number)



            3M Center                         55144-1000
      St. Paul, Minnesota                     (Zip Code)
(Address of principal executive offices)


                            (612) 733-1110
                       (Registrant's telephone,
                         including area code)

Item 5.  Other Events

MAMMARY IMPLANT LITIGATION

As of March 31, 1994, the company had been named as a defendant, often with multiple co-defendants, in 4,077 claims and lawsuits in various courts, all seeking damages for personal injuries from allegedly defective breast implants. These claims and lawsuits purport to represent 10,832 individual claimants. These claims and lawsuits are generally in very preliminary stages, and it is not yet certain how many of these lawsuits and claims involve products manufactured and sold by the company, as opposed to other manufacturers. The company entered the business in 1977 by purchasing McGhan Medical and then sold that business in 1984.

Discussions regarding a "global settlement" in the amount of $4.75 billion have been ongoing during the last several months, first with the facilitation of a panel of federal judges acting as mediators and later directly with a plaintiffs' negotiating committee. The company had been a participant in the mediation efforts. On February 14, 1994, Dow Corning, Bristol-Myers Squibb, and Baxter Healthcare Corp. announced an agreement with the plaintiffs' negotiating committee on financial terms for their participation in the global settlement. Since the February announcement by the three settling defendants, discussions have continued with regard to additional funding by other defendants, including the company, for the $4.75 billion global settlement.

On April 8, 1994, the company and other defendants concluded their own provisional agreements with the plaintiffs' negotiating committee regarding their contributions to the settlement fund previously described. The company has agreed that its maximum commitment of $325 million will be paid into a court-administered fund within 3 years from the date that the final order ratifying the global settlement is entered and after appeals, if any, have been exhausted. The company has the unilateral right to withdraw from the agreement should there be an unacceptable level of individual plaintiffs and claimants electing to remove themselves from the settlement ("opt-outs"). The global settlement is generally subject to a series of court proceedings, including a court review of its fairness, and the opportunity for individual opt-outs. The company will not be required to make any payments until the opt-outs are determined.

The company in the first quarter of 1994 accrued a liability having a net present value of $308 million to cover probable liabilities and expenses and also recorded a receivable having a nominal value of $273 million for probable insurance recoveries. The result of these accounting entries was a net pre-tax charge to first quarter 1994 earnings of $35 million ($22 million after taxes). Based on the amounts of and the timing of the payment obligations under the settlement, its current estimates of potential liabilities and expenses that may not be covered by the settlement, and the amount and time of receipt of insurance proceeds, the company believes that this accrual and recovery is the probable and estimable impact of the mammary implant claims and lawsuits. No insurers have denied coverage, and the insurance recovery reflected here represents the amount that the company considers appropriate to record as recoverable at this time.


                               SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on the date indicated.

                          MINNESOTA MINING AND
                          MANUFACTURING COMPANY



                          By  /s/ Dwight A. Peterson
                          Dwight A. Peterson
                          Vice President
                          and Treasurer

Date April 8, 1994